Exhibit 4.24

EXECUTION COPY

INTELLECTUAL PROPERTY SECURITY AGREEMENT

INTELLECTUAL PROPERTY SECURITY AGREEMENT (the “IP Security Agreement”) dated as of June 16, 2004 between US UNWIRED INC., a corporation duly organized and validly existing under the laws of the State of Louisiana (the “Company”), each of the Subsidiaries of the Company identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto (individually, a “Guarantor” and, together with the Company, individually an “Obligor” and, collectively, the “Obligors”), and U.S. Bank National Association, as collateral agent for the Secured Parties from time to time party to the Intercreditor Agreement referred to below (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

W I T N E S S E T H :

WHEREAS, the Company, the Guarantors and U.S. Bank National Association, as trustee (the “2010 Notes Trustee”) have entered into an indenture dated as of June 16, 2004 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “2010 Indenture”) providing for the issuance by the Company of its First Priority Senior Secured Floating Rate Notes due 2010 (the “2010 Notes”);

WHEREAS, the Company, the Guarantors and U.S. Bank National Association, as trustee (the “2012 Notes Trustee” and, together with the 2010 Notes Trustee, the “Trustees”) have entered into an indenture dated as of June 16, 2004 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “2012 Indenture” and, together with the 2010 Indenture, the “Indentures”) providing for the issuance by the Company of its 10% Second Priority Senior Secured Notes due 2012 (the “2012 Notes” and, together with the 2010 Notes, the “Notes”);

WHEREAS concurrently with the execution and delivery hereof the Company, the Guarantors, the 2010 Notes Trustee, the 2012 Notes Trustee and the Collateral Agent are entering into an intercreditor agreement (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Intercreditor Agreement”), providing, inter alia, for certain matters relating to the liens granted hereunder and for the liens granted hereunder for the benefit of the holders of the 2010 Notes to be senior to the liens granted hereunder for the benefit of the holders of the 2012 Notes;

WHEREAS under the terms of the Security Agreement, the Obligors have granted to the Collateral Agent for the benefit of the Secured Parties, first priority and second priority security interests in, among other property, certain intellectual property of the Obligors, and have agreed as a condition thereof to execute this IP Security Agreement for the purposes of recording the grant of the security interest in such intellectual property with the United States Patent and Trademark Office.

IP Security Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Obligor agrees as follows:

SECTION 1. Grant of Security. Each Obligor hereby confirms the grant of (i) a first priority security interest in all of such Obligor’s right, title and interest in and to the trademark registrations and applications set forth in Schedule I hereto and the right to recover for past, present and future infringements or misappropriations thereof and all other rights of any kind whatsoever accruing thereunder or pertaining thereto (collectively being the “Collateral”) to the Collateral Agent for the benefit of the Collateral Agent and the First Lien Secured parties under the terms of the Security Agreement and (ii) a second priority security interest in the Collateral to the Collateral Agent for the benefit of the Collateral Agent and the Second Lien Secured parties, under the terms of the Security Agreement.

SECTION 2. Security for Obligations. The grant of a security interest in the Collateral by each Obligor under the Security Agreement, as evidenced by this IP Security Agreement, secures the payment of the Secured Obligations of each Obligor whether now existing or hereafter coming into existence.

SECTION 3. Recordation. Each Obligor authorizes and requests, that the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.

SECTION 4. Counterparts. This IP Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this IP Security Agreement by signing any such counterpart.

SECTION 5. Grants, Rights and Remedies. This IP Security Agreement has been entered into pursuant to the terms of the Security Agreement. Each Obligor does hereby, acknowledge and confirm that the grant of the security interest referenced herein to, and the rights and remedies of the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 6. Governing Law. This IP Security Agreement shall be governed by and construed in accordance with the law of the State of New York.

IP Security Agreement

IN WITNESS WHEREOF, each Obligor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

US UNWIRED INC.

By:	/s/ Thomas G. Henning
Name:	Thomas G. Henning
Title:	Secretary

GEORGIA PCS LEASING, LLC

By:	GEORGIA PCS MANAGEMENT, L.L.C., a Georgia limited liability company
Its:	Sole Member

By:	LOUISIANA UNWIRED, LLC, a Louisiana limited liability company
Its:	Sole Member

By:	/s/ Thomas G. Henning
Name:	Thomas G. Henning
Title:	Asst. Manager / Secretary

GEORGIA PCS MANAGEMENT, L.L.C.

By:	LOUISIANA UNWIRED, LLC, a Louisiana limited liability company
Its:	Sole Member

By:	/s/ Thomas G. Henning
Name:	Thomas G. Henning
Title:	Asst. Manager / Secretary

IP Security Agreement

LOUISIANA UNWIRED, LLC

By:	/s/ Thomas G. Henning
Name:	Thomas G. Henning
Title:	Asst. Manager / Secretary

TEXAS UNWIRED
By:	LOUISIANA UNWIRED, LLC
Its:	Managing Partner

By:	/s/ Thomas G. Henning
Name:	Thomas G. Henning
Title:	Secretary/Assistant Manager

UNWIRED TELECOM CORP.

By:	/s/ Thomas G. Henning
Name:	Thomas G. Henning
Title:	Secretary

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Michael M. Hopkins
Name:
Title:

IP Security Agreement

SCHEDULE I

to IP Security Agreement

LIST OF TRADE NAMES, SERVICE MARKS, TRADEMARK AND

SERVICE MARK REGISTRATIONS AND APPLICATIONS FOR TRADEMARK

AND SERVICE MARK REGISTRATIONS

Trademark	US P&TO Registration	Owner
US UNWIRED and design	Reg.# 2,203,174 and Serial # 75/183817	Unwired Telecom Corp.

Schedule 1 to IP Security Agreement